EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of IDT Corporation (the “Company”) for the registration of an aggregate of 7,521,287 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”), consisting of (i) 4,531,027 shares which are issuable under the Company’s 1996 Stock Option and Incentive Plan, as Amended and Restated, (ii) 2,473,000 shares which are issuable upon exercise of stock options granted pursuant to the Stock Option Agreements between the Company and the optionees listed in note (6) to the “Calculation of Registration Fee” table in the Registration Statement, (iii) 361,000 shares which are issuable upon exercise of stock options granted pursuant to the Stock Option Agreements between the Company and the optionees listed in clause (ii) of the first sentence of note (7) to the “Calculation of Registration Fee” table in the Registration Statement and (iv) 156,260 shares which are issuable under the Company’s Employee Stock Option Program, of our report dated October 24, 2002 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K for the year ended July 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, New York

June 4, 2003